SECRETARY'S CERTIFICATE

         I, Matthew A. Swendiman, Secretary of Fifth Third Funds (the "Trust"), hereby certifies that the following resolutions were adopted by the Board of Trustees, including a majority of the Board of Trustees of the Trust who are not "interested persons" as defined in the Investment Company Act of 1940, as amended (the "Independent Trustees") of the Funds at meetings duly called and held on September 24, 2008 at which a quorum was present and acting throughout:

                  RESOLVED, that the renewal of the coverage of Fifth Third Funds (the "Trust") under a fidelity bond having an aggregate coverage of $2.5 million be, and hereby is, approved after consideration of all factors deemed relevant by the Board of Trustees, including but not limited to the value of the assets of the Trust, the type and terms of the arrangements made for the custody and safekeeping of the Trust's assets, and the nature of the securities in the portfolios of the Trust; and

                  FURTHER RESOLVED, that, the Secretary of the Trust be, and he or she hereby is, designated as the officer responsible for making the necessary filings and giving the notices with respect to such bond required by paragraph (g) of Rule 17g-1 under the Investment Company Act of 1940.

/s/ Matthew A. Swendiman
------------------------
Matthew A. Swendiman
Secretary


Dated: March 10, 2009